Exhibit (n)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” within the Prospectus and Statement of Additional Information of Stone Ridge Longevity Risk Premium Fixed Income Trust 65F and to the use of our report dated March 9, 2020 with respect to the financial statement of Stone Ridge Longevity Risk Premium Fixed Income Fund 2045 65F (the sole series constituting Stone Ridge Longevity Risk Premium Fixed Income Trust 65F), as of February 29, 2020 included in the Statement of Additional Information in the Pre-Effective Amendment No. 3 to the Registration Statement (Form N-2) of Stone Ridge Longevity Risk Premium Fixed Income Trust 65F under the Securities Act of 1933 (Registration No. 333-232565).

/s/ Ernst & Young LLP

Minneapolis, Minnesota

March 9, 2020